For Information Contact:

Mr. Jeff Unger, Investor Relations
(561) 514-0115

Mr. Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


Casual Male Retail Group Reports Total Sales Increase of 23.4% and Comparable Store Sales Increase of 2.5% for Second Quarter of Fiscal 2005

CANTON, MA, August 4, 2005 -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG"), retail brand operator of Casual Male Big & Tall and Rochester Big & Tall, today reported its sales results for the second quarter of fiscal 2005.
Total sales for the 13 week period ended July 30, 2005 increased 23.4% to $100.6 million from $81.5 million for the prior year's 13 week period ended July 31, 2004. Comparable store sales for the second quarter of fiscal 2005 increased 2.5% when compared with the second quarter of fiscal 2004.
For the six months ended July 30, 2005, total sales increased 24.0% to $197.9 million from $159.6 million for the six months ended July 31, 2004. Comparable store sales for the six months of fiscal 2005 increased 2.4% when compared with the six months of the prior year.
CMRG's sales results for the prior fiscal periods exclude sales related to its divested Other Branded Apparel Businesses and include all Rochester Big & Tall sales as of the acquisition date of October 29, 2004. The comparable store sales performance includes Rochester Big & Tall's prior year sales for the similar reporting periods.
The Company also announced that its 2005 Annual Meeting will be held on August 8, 2005 at 11:00 a.m. EST in New York, New York. The Company invites all shareholders to listen to the meeting via web cast at www.casualmale.com/investor.
CMRG will release its earnings results for the second quarter of fiscal 2005 on Thursday, August 18, 2005 at 3:00 p.m. EST and hold a conference call and web cast of the Company's results at 4:00 PM at www.casualmale.com/investor.
During both conference calls, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.
CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 496 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 22 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ National Market under the symbol "CMRG."
The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
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